Exhibit 99.1

News Release
Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces First Quarter 2010 Financial Results
NASHVILLE, Tenn. — May 5, 2010 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the first quarter ended March 31, 2010.
Financial Review — First Quarter 2010 Compared with First Quarter 2009
•	Earnings per diluted share (EPS) up 3.4% to $0.30.

•	Total revenue increased 2.7% to $414.9 million.

•
Adjusted Funds From Operations (formerly referred to as Adjusted Free Cash Flow(1)) Per Diluted Share increased 11.5% to $0.68. (For a description of the reasons for the change in the name of this measure from “Adjusted Free Cash Flow” to “Adjusted Funds From Operations”, please see Footnote 1, located at the end of this release.)

For the first quarter of 2010, CCA generated net income of $34.9 million, or $0.30 per diluted share, compared with net income of $34.6 million, or $0.29 per diluted share, for the first quarter of 2009. Total revenue for the first quarter of 2010 increased 2.7% to $414.9 million from $404.2 million generated during the prior year period, primarily driven by a 2.7% increase in average daily inmate populations. Management revenue from our federal partners increased 7.5% to $172.2 million generated during the first quarter of 2010, compared with $160.1 million generated during the first quarter of 2009. The increase in federal revenue was primarily driven by the commencement of our new management contract during the third quarter of 2009 with the Federal Bureau of Prisons (“BOP”) at our newly constructed Adams County Correctional Center, combined with increases in U.S. Marshals (“USMS”) populations, partially offset by a reduction in revenues from Immigration and Customs Enforcement (“ICE”) primarily due to a change in mission at our T. Don Hutto Residential Center. Management revenue from our state partners remained essentially unchanged at $211.2 million during the first quarter of 2010 compared with $211.8 million during the same period in 2009. An increase in revenues from the state of California during the first quarter of 2010 was offset by a decline in state revenue due to the loss of Alaska and Minnesota inmates at our Red Rock and Prairie facilities combined with lower inmate populations from other state partners.
Operating income during the first quarter of 2010 decreased 1.6% to $73.7 million compared with $74.9 million for the prior year period. The decline in operating income for the first quarter of 2010 was primarily due to an increase in salaries and wages resulting from a $4.1 million charge for bonuses paid to non-management level staff in-lieu of wage increases. During 2009, we did not provide annual wage increases to the majority of our employees. However, like many companies suffering the effects of the current economy, we have monitored our compensation levels very closely and believe these adjustments to our compensation strategy were necessary to help ensure the long-term success of our business. The increase in operating expenses was partially offset by a decrease of $1.2 million in general and administrative expenses primarily as a result of lower stock-based compensation, expense controls, and a decrease in charges related to the abandonment of certain development projects.
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000
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CCA First Quarter 2010 Financial Results

EBITDA for the first quarter of 2010 decreased 0.7% to $98.8 million from $99.6 million during the same period in the prior year, due primarily to the aforementioned bonuses. Adjusted Funds From Operations for the first quarter of 2010 increased 8.5% to $79.2 million compared with $73.0 million during the prior year period. Adjusted Funds From Operations per diluted share increased to $0.68 during the first quarter of 2010 from $0.61 per diluted share in the prior year quarter. The increase in Adjusted Funds From Operations was primarily attributable to a $4.9 million decrease in maintenance and technology capital expenditures. Funds From Operations, which excludes maintenance and technology capital expenditures, increased to $84.6 million during the first quarter of 2010 from $83.3 million in the prior year quarter.
Our total average daily compensated population increased 2.7% to 78,523 in the first quarter of 2010 from 76,489 in the first quarter of 2009. Our total portfolio occupancy increased to 90.3% during the first quarter of 2010 from 89.4% during the first quarter of 2009. The average number of available beds increased 1.6% to 86,916 during the first quarter of 2010 from 85,528 during the prior year quarter.
EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (“GAAP”). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
Commenting on the first quarter financial results, Chief Executive Officer Damon Hininger stated, “We are pleased with our first quarter financial results, as we generated earnings in line with expectations. Although our state partners continue to face budgetary challenges, signs are emerging that the economy is beginning to slowly recover. We remain dedicated and focused on ways to best address those challenges, and we remain optimistic about our long-term outlook.”
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CCA First Quarter 2010 Financial Results

Operations Highlights
For the quarters ended March 31, 2010 and 2009, key operating statistics for the continuing operations of CCA were as follows:

	Quarter Ended March 31,
Metric	2010	2009	% Change
Average Available Beds	86,916	85,528	1.6%
Average Compensated Occupancy	90.3%	89.4%	1.0%
Total Compensated Man-Days	7,067,072	6,884,021	2.7%
Average Daily Compensated Population	78,523	76,489	2.7%

Revenue per Compensated Man-Day	$58.52	$58.45	0.1%
Operating Expense per Compensated Man-Day:
Fixed	32.05	30.96	3.5%
Variable	9.56	9.94	-3.8%

Total	41.61	40.90	1.7%

Operating Margin per Compensated Man-Day	$16.91	$17.55	-3.6%

Operating Margin	28.9%	30.0%	-3.7%
Total operating expenses per compensated man-day increased 1.7% to $41.61 during the first quarter of 2010 compared with $40.90 in the same period in 2009. The increase in operating expenses per man-day resulted from the aforementioned $4.1 million charge, or $0.58 per man-day, incurred for bonuses paid to non-management level staff in-lieu of wage increases, as well as an increase in the cost of employee medical benefits. Operating expenses and margin per compensated man-day were also negatively impacted by operational inefficiencies associated with the ramping-up of California populations at our Red Rock and North Fork facilities and the ramping-down of Arizona populations at our Huerfano County facility. These increases were partially offset by reductions in certain operating expenses resulting from a company-wide initiative to improve operating efficiencies.
Partnership Development Update
In April 2010, we announced that pursuant to a re-bid of the management contracts at four Florida facilities, two of which we currently manage, the Florida Department of Management Services (“Florida DMS”) indicated its intent to award CCA the continued management of the 985-bed Bay Correctional Facility, in Panama City, Florida. Additionally, the Florida DMS has indicated its intent to award CCA management of the 985-bed Moore Haven Correctional Facility in Moore Haven, Florida, and the 1,884-bed Graceville Correctional Facility in Graceville, Florida, facilities which were not previously managed by CCA. However, CCA was not selected for the continued management of the 1,520-bed Gadsden Correctional Facility in Quincy, Florida. All of the facilities are owned by the state of Florida.
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CCA First Quarter 2010 Financial Results

Later in April, all contracts between the Florida DMS and CCA were finalized and contain an initial term of three years with two 2-year renewal options. CCA expects to assume management of the Moore Haven and Graceville facilities and to transition management at the Gadsden facility to another operator during the third quarter of 2010.
Also in April 2010, we provided notice to Hernando County, Florida, of our intent to terminate the management contract at the Hernando County Jail during the third quarter of 2010, due to inadequate financial performance.
We expect to incur non-cash charges totaling approximately $3.1 million during the second quarter of 2010 for the write-off of goodwill and other costs associated with the termination of the management contracts for the Gadsden and Hernando facilities.
In January 2010, CCA reported that Arizona budget proposals would phase-out the utilization of out-of-state private prisons, and the risk that CCA could lose the opportunity to house offenders from Arizona at its Huerfano and Diamondback facilities during 2010. Later in January we announced that we received notification from Arizona of its election not to renew its contract at CCA’s Huerfano facility in Colorado. The Huerfano facility was vacated and idled during March 2010.
In March 2010, we announced that we received notification from the Arizona Department of Corrections of its election not to renew its contract at CCA’s 2,160-bed Diamondback Correctional Facility in Oklahoma, which is scheduled to expire on May 1, 2010. Arizona expects to transfer all of the offenders out of the Diamondback facility during May 2010. As a result, CCA intends to idle the Diamondback facility shortly thereafter.
As of May 1, 2010, we had approximately 11,600 unoccupied beds at facilities that had availability of 100 or more beds (including beds expected to become vacant at our Diamondback facility later this month), and nearly 2,600 additional beds under development. However, this inventory of beds available is reduced to approximately 10,200 beds after taking into consideration the beds committed pursuant to new management contracts, including the beds not yet occupied by California pursuant to our expanded agreement with the state of California, as well as the beds under development, including our Nevada Southern facility and the expansions at our Coffee and Wheeler facilities in Georgia, all expected to be completed during the third quarter of 2010.
Liquidity Update
In February 2010, we announced that our Board of Directors approved a stock repurchase program to repurchase up to $250.0 million of our common stock through June 30, 2011. Through April 30, 2010, we have purchased 2.4 million shares at a total cost of $48.8 million. As of April 30, 2010, we had 113.8 million shares outstanding.
At March 31, 2010, our liquidity was provided by cash on hand of $47.2 million and $236.2 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
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CCA First Quarter 2010 Financial Results

Guidance
We expect EPS for the second quarter of 2010 to be in the range of $0.28 to $0.30 and full year 2010 EPS to be in the range of $1.16 to $1.26, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $1.85 to $2.01. Both EPS and Adjusted Funds From Operations exclude the aforementioned charges associated with the termination of our management contracts at the Gadsden Correctional Facility and the Hernando County Jail. Our current guidance assumes no additional shares are repurchased under the share repurchase program.
Our guidance contemplates the loss of inmates from the BOP at our California City facility upon expiration of the contract during the third quarter of 2010, and from the state of Arizona at our Diamondback facility during the second quarter of 2010. Our partners continue to experience very challenging budgetary conditions, which typically lag the overall economy. Our earnings guidance incorporates our best estimate of the range of potential outcomes related to budget uncertainties and other variables, including the risk of population declines from certain other partners and the potential for additional pricing pressure. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefited the partnership corrections industry.
During 2010, we expect to invest approximately $134.5 million to $159.5 million in capital expenditures, consisting of approximately $86.0 million to $106.0 million in on-going prison construction and expenditures related to potential land acquisitions and $48.5 million to $53.5 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38.0% (excluding the tax effect of the aforementioned goodwill charges), with payments for income taxes expected to approximate $67.2 million to $73.0 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the first quarter of 2010. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the second quarter of 2010. Written materials used in the investor presentations will also be available on our website beginning on or about May 19, 2010. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investors section.
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CCA First Quarter 2010 Financial Results

Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) tomorrow, May 6, 2010, to discuss our first quarter 2010 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on May 6, 2010 through 11:59 p.m. eastern time on May 13, 2010, by dialing (888) 203-1112 or (719) 457-0820, pass code 1432698.
About CCA
CCA is America’s leader in partnership corrections and is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 87,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA First Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$47,166	$45,908
Accounts receivable, net of allowance of $1,803 and $1,563, respectively	249,586	241,185
Deferred tax assets	10,867	11,842
Prepaid expenses and other current assets	15,510	26,254
Current assets of discontinued operations	56	66

Total current assets	323,185	325,255

Property and equipment, net	2,535,559	2,520,503

Restricted cash	6,749	6,747
Investment in direct financing lease	11,854	12,185
Goodwill	13,672	13,672
Other assets	26,380	27,381

Total assets	$2,917,399	$2,905,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$189,597	$193,429
Income taxes payable	6,387	481
Current liabilities of discontinued operations	727	673

Total current liabilities	196,711	194,583

Long-term debt, net of current portion	1,149,416	1,149,099
Deferred tax liabilities	90,945	88,260
Other liabilities	32,438	31,255

Total liabilities	1,469,510	1,463,197

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 114,663 and115,962 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	1,147	1,160
Additional paid-in capital	1,453,947	1,483,497
Retained deficit	(7,205)	(42,111)

Total stockholders’ equity	1,447,889	1,442,546

Total liabilities and stockholders’ equity	$2,917,399	$2,905,743

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CCA First Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended
	March 31,
	2010	2009
REVENUE:
Management and other	$414,154	$403,572
Rental	793	582

	414,947	404,154

EXPENSES:
Operating	297,419	284,797
General and administrative	18,614	19,771
Depreciation and amortization	25,198	24,644

	341,231	329,212

OPERATING INCOME	73,716	74,942

OTHER EXPENSES:
Interest expense, net	17,271	17,935
Other expenses	72	26

	17,343	17,961

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	56,373	56,981

Income tax expense	(21,467)	(21,595)

INCOME FROM CONTINUING OPERATIONS	34,906	35,386

Loss from discontinued operations, net of taxes	—	(789)

NET INCOME	$34,906	$34,597

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.30	$0.30
Loss from discontinued operations, net of taxes	—	(0.01)

Net income	$0.30	$0.29

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.30	$0.29
Loss from discontinued operations, net of taxes	—	—

Net income	$0.30	$0.29

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CCA First Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF EBITDA

	March 31,	March 31,
	2010	2009

Net income	$34,906	$34,597
Interest expense, net	17,271	17,935
Depreciation and amortization	25,198	24,644
Income tax expense	21,467	21,595
(Income) loss from discontinued operations, net of taxes	—	789

EBITDA	$98,842	$99,560

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS

	March 31,	March 31,
	2010	2009

Net income	$34,906	$34,597
Income tax expense	21,467	21,595
Income taxes paid	(52)	(245)
Depreciation and amortization	25,198	24,644
Depreciation and amortization for discontinued operations	—	4
Income tax benefit for discontinued operations	—	(481)
Stock-based compensation reflected in G&A expenses	2,006	2,325
Amortization of debt costs and other non-cash interest	1,074	894

Funds From Operations	$84,599	$83,333
Maintenance and technology capital expenditures	(5,401)	(10,312)

Adjusted Funds From Operations	$79,198	$73,021

Funds From Operations Per Diluted Share	$0.73	$0.69

Adjusted Funds From Operations Per Diluted Share	$0.68	$0.61

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	Low End of	High End of
	Guidance	Guidance

Net income	$134,383	$145,968
Income tax expense	82,364	89,464
Income taxes paid	(67,192)	(72,984)
Depreciation and amortization	105,821	105,821
Other non-cash items	13,000	13,500

Funds From Operations	$268,376	$281,769
Maintenance and technology capital expenditures	(53,500)	(48,500)

Adjusted Funds From Operations	$214,876	$233,269

Funds From Operations Per Diluted Share	$2.32	$2.43

Adjusted Funds From Operations Per Diluted Share	$1.85	$2.01

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CCA First Quarter 2010 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA, Funds From Operations, or “FFO” (formerly referred to as “Adjusted Free Cash Flow Before Maintenance Cap-ex”), Adjusted Funds From Operations, or “Adjusted FFO” (formerly referred to as “Adjusted Free Cash Flow”), and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, net income, FFO and Adjusted FFO, and their corresponding per share metrics, as well as EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, FFO and Adjusted FFO are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted FFO substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of FFO and Adjusted FFO also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income, EBITDA, FFO and Adjusted FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA, FFO and Adjusted FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA, FFO and Adjusted FFO, and corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

Footnote 1: As part of a routine review by the Securities and Exchange Commission (“SEC”) of our periodic filings, the SEC recommended we use a term other than “Adjusted Free Cash Flow” to describe our non-GAAP performance measure in order to avoid confusion with measures of liquidity presented in our Statement of Cash Flows. Accordingly, we have changed the name of this measure to “Adjusted Funds From Operations” to more accurately describe it as a performance measure. Although we are now also reconciling this non-GAAP performance measure to net income rather than pre-tax income from continuing operations, the numeric result of the calculation remains unaffected by the change in the name of this measure.
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